Exhibit h 5

AMENDMENT TO THE AMENDED AND RESTATED

EXPENSE LIMITATION AGREEMENT

This Amendment to the Amended and Restated Expense Limitation Agreement is hereby made as of the 1st day of May, 2013, between MainStay VP Funds Trust (the “Trust”), on behalf of each of its series of the Trust, (each a “Portfolio” and collectively, “Portfolios”) and New York Life Investment Management LLC (the “Adviser”) (the “Agreement”).

WHEREAS, the Adviser has been appointed the investment advisor of each of the Portfolios pursuant to an Investment Management Agreement between the Trust, on behalf of the Portfolios, and the Adviser; and

WHEREAS, the Trust and the Adviser desire to enter into the arrangements described herein relating to certain expenses of the Portfolios;

NOW, THEREFORE, the Trust and the Adviser hereby agrees as follows:

1.	The Adviser hereby agrees to waive fees and/or reimburse Portfolio expenses, excluding taxes, interest, litigation, extraordinary expenses, brokerage and other transaction expenses relating to the purchase or sale of portfolio investments, and acquired (underlying) fund fees and expenses), to the extent necessary to maintain Total Annual Operation Expenses specified for the class of shares of each Portfolio listed on Schedule A for the period commencing May 1, 2013 through May 1, 2014, except as provided below.

2.	The waivers and/or reimbursements described in Section 1 above are not subject to recoupment by the Adviser.

3.	The Adviser understand and intends that the Portfolios will rely on this Agreement (1) in preparing and filing amendments to the registration statements for the Companies on Form N-1A with the Securities and Exchange Commission, (2) in accruing each Fund’s expenses for purposes of calculating its net asset value per share and (3) for certain other purposes and expressly permits the Portfolios to do so.

4.	This Agreement may only be amended or terminated prior to its termination date by action of the applicable Board of Trustees.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

MAINSTAY VP FUNDS TRUST

By:	/s/ Stephen P. Fisher
Name: Stephen P. Fisher
Title: President

NEW YORK LIFE INVESTMENT MANAGEMENT LLC

By:	/s/ Stephen P. Fisher
Name: Stephen P. Fisher
Title: Senior Managing Director

Schedule A

FUND	Total Annual Operating Expense Limit (as a percent of average daily net asset)
MainStay VP DFA/DuPont Capital Emerging Markets Equity Portfolio	Initial: 1.60% Service: 1.65%

MainStay VP Eagle Small Cap Growth Portfolio	Initial: 0.95% Service: 1.22%

MainStay Janus Balanced Portfolio	Initial: 0.58% Service: 0.83%

MainStay Marketfield Portfolio	Initial: 1.60% Service: The Adviser will apply an equivalent waiver or reimbursement, in an equal number of basis points waived for Initial Class Shares.

MainStay VP MFS® Utilities Portfolio	Initial: 0.81% Service: 1.06%

MainStay VP Mid Cap Core Portfolio	Initial: 0.84% Service: 1.09%

MainStay VP PIMCO Real Return Portfolio	Initial: 0.66% Service: 0.76%

MainStay VP T. Rowe Price Equity Portfolio	Initial: 0.85% Service: 1.10%

MainStay VP Van Eck Global Hard Assets Portfolio	Initial: 0.97%